UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 4, 2022

Date of Report (Date of earliest event reported)

ALPHA STAR ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41153	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

85 Broad Street, New York, New York	10004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 837-7977

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one ordinary share, par value $0.001, one redeemable warrant to purchase one-half ordinary share and one right to acquire 1/7 of an ordinary share	ALSAU	The Nasdaq Stock Market LLC
Ordinary Share, par value $0.001	ALSA	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one-half of an ordinary share	ALSAW	The Nasdaq Stock Market LLC
Rights, each to receive one-seventh (1/7) of one ordinary share	ALSAR	The Nasdaq Stock Market LLC

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2022, Konstantin A. Sokolov resigned as a director of Alpha Star Acquisition Corporation (the “Company”). Mr. Sokolov’s resignation was for personal reasons and was not due to any disagreement with the Company.

On October 4, 2022, the Board of Directors of the Company (the “Board”) appointed Patrick Swint to serve as an independent director of the Board and a member of each of the three independent committees of the Board (i.e., the audit committee, compensation committee and nominating and corporate governance committee). The Board also appointed Huei-Ching (Tina) Huang as the Chair of the Audit Committee, effective immediately.

Mr. Patrick Swint, age 54, Major Patrick J. Swint has served as a Board Member at Roberts & Ryan, a Service Disabled Veteran Owned Broker Dealer (SDVO) based in New York City, since December 2020. He founded and served as CEO of Knightsbridge Ventures in August 2017, a Registered Investment Advisor to syndicate capital from US Accredited investors to co-invest in European private equity and real estate with European family offices. Mr. Swint is the founder and current CEO of Salsa Properties LLC, a property development and real estate portfolio management company with over 20-year history. Mr. Swint has previously worked for Drexel Hamilton and Academy Securities, the top New York City SDVO Broker Dealers, in investment banking, specifically capital raising and M&A. He performed an internship in International Treasury with FMC corporation in Philadelphia whilst studying for his FINRA series 7 and 79 examinations in the Wall Street War Fighters Program in Philadelphia in 2012. He is retired from a successful civilian career in orthopedic surgery for 12 years. Major Swint is retired from a military career spanning 21 years during which he served as a medic in the US Army Special Forces, as a Detachment Medic for a counter-drug Special Operations Detachment, and as an Orthopedic Surgery Consultant in the US Air Force. Major Swint was recognized for his career of military service by a Resolution of the Texas Senate in 2011 and was awarded an Admiral’s Commission in the Texas Navy in 2014 (Texas’ highest civilian award) by the then Governor of Texas Rick Perry. Mr. Swint received a BA from the University of Texas at Austin in Political Science/Latin American Studies in 1993, a BS of Physician Assistant Studies from the UT Health Sciences Center San Antonio in 1996, a Medical Degree (MS) from the University of Nebraska Medical Center (Summa Cum Laude) in 1999 and an MBA from the University of Chicago Booth School of Business in Private Equity Finance in 2016. He has passed the FINRA Series 7, 63, 65 and 79 examinations. He is a member of the Urban Land Institute (ULI) and a Member of the UK Chartered Institute For Securities and Investments (CISI). Mr. Swint was granted the City of London Freedom in 2016. Mr. Swint is currently a Freeman of the City of London International Bankers Livery Company, a Freeman of the City of London Guild of Investment Managers, a Freeman of the Society of Apothecaries Livery, and a Founding Freeman of the City of London Guild of Entrepreneurs. He is an active member in London of the Royal Automobile Club, the Royal Air Force Club, the City Livery Club and the Special Forces Club. Mr. Swint is a Life Member of the University of Texas Alumni Association and the US Army Special Forces Association. Mr. Swint recently founded the Excalibur Foundation to support the transition of severely disabled Special Operations Veterans in the United Kingdom into finance and entrepreneurial roles.

There are no family relationships between Mr. Swint and any director, executive officer, or person nominated or chosen by the Company to become an executive officer of the Company. There are no transactions between the Company and Mr. Swint that are subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf as of October 4, 2022 by the undersigned hereunto duly authorized.

ALPHA STAR ACQUISITION CORPORATION

By:	/s/ Zhe Zhang
Zhe Zhang, Chief Executive Officer

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